Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Strong Improvement in First Quarter 2019 Results

Continued growth of the owned leased railcar portfolio
Progresses towards goal of balance sheet optimization
Continued focus of returning capital to shareholders
Reiterates guidance outlook for 2019 earnings growth of between 64-93%

DALLAS, Texas - April 24, 2019 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2019.

Financial and Operational Highlights - First Quarter 2019 (as of March 31, 2019):

•	Reported quarterly earnings from continuing operations per common diluted share ("EPS") of $0.24, an increase of 167% year over year

•	Reported quarterly revenues from leasing and management services of $187.1 million with a 41.2% operating profit margin

•	Leasing Group grew the wholly-owned and partially-owned lease fleet to 101,005 units, bringing the total net book value of the lease fleet (before deferred profit) to $7.2 billion

•	Leasing Group reported lease fleet utilization of 98.4%

•	Reported Rail Products Group quarterly revenues of $603.6 million and an 8.4% operating profit margin

•	Rail Products Group reported total railcar backlog of $3.3 billion

•	Rail Products Group reported quarterly railcar orders and deliveries of 3,000 and 4,505, respectively

•	Repurchased approximately 3.5 million shares at a cost of $89.0 million, including the completion of the Company's previously announced $350 million accelerated share repurchase program

•	Put a new $350 million share repurchase authorization in place for 2019-2020

•	Increased quarterly dividend to $0.17 per common share, an increase of 31%

•	Successfully executed a $528.3 million secured railcar financing transaction subsequent to quarter-end

“Trinity is off to a good start in 2019 with significant improvement in year over year earnings per share and quarterly revenue growth across our business segments,” said Timothy R. Wallace, Trinity’s Chief Executive Officer and President. “We are making great progress in enhancing shareholder value. I am pleased with the level of capital the Company has recently returned to shareholders. This includes a 31% increase in the company’s quarterly dividend announced in March 2019 and the completion of the previously announced $350 million accelerated share repurchase program. In addition, we announced another share repurchase authorization of $350 million that expires in December 2020. Recently during the second week of April, we made further progress in optimizing the balance sheet with a very successful $528 million leased railcar securitization at a coupon rate of 3.82%.”
Mr. Wallace continued, “Trinity’s businesses performed well during the quarter. Currently, the general sense of economic uncertainty within our commercial markets shows signs of improvement. Our Leasing business maintained a strong level of utilization, increased its operating margin during the quarter, and grew its wholly and partially-owned lease fleet by 9% year over year. During the first quarter, our Rail Products team changed over a number of production lines while delivering a higher operating margin relative to the fourth quarter. The highway products business had a good first quarter despite several severe weather-related events that affected the timing of a number of highway construction projects. Overall, we continue to expect earnings growth of approximately 60-90% year over year for 2019. I continue to be very excited about focusing our resources on growing and improving TrinityRail’s integrated platform of products and services, as well as the strength and enthusiasm I see within our organization.”

Consolidated Results
Trinity Industries, Inc. reported net income from continuing operations attributable to Trinity stockholders of $31.7 million, or $0.24 per common diluted share, for the first quarter ended March 31, 2019. Net income from continuing operations attributable to Trinity stockholders for the same quarter of 2018 was $13.8 million, or $0.09 per common diluted share. Revenues for the first quarter of 2019 increased to $604.8 million compared with revenues of $533.2 million for the same quarter of 2018. Our effective tax rate was lower during the first quarter of 2019 in comparison to the prior year period primarily due to lower foreign taxes.

Quarterly Business Group Results
Railcar Leasing and Management Services Group
The Leasing Group's financial performance continues to benefit from lease fleet growth, and market lease rates for railcars renewing in our portfolio have improved in recent months. During the quarter, the Company completed secondary market portfolio sales to our railcar investment partners, maintaining an important financial partnership and supporting overall management of portfolio diversification. In the first quarter of 2019, the Leasing Group increased its revenues and operating profit to $200.4 million and $85.8 million, respectively, when compared with $174.6 million and $71.1 million, respectively, in the same quarter of 2018. The increase in the Leasing Group's revenues was primarily due to growth in our lease fleet and a higher volume of railcars sold from the lease fleet, partially offset by lower average lease rates reflective of the market environment the last few years. The increase in operating profit for the first quarter was primarily due to growth in the lease fleet, higher profits from railcar sales and lower rent expense resulting from the exercise of a purchase option for 6,779 railcars previously under lease, partially offset by increased depreciation expense associated with lease fleet growth. Total proceeds from the sale of leased railcars, including sales of railcars owned for more than one year that are not reported as revenues, were $42.7 million in the first quarter of 2019 compared with $15.5 million in the first quarter of 2018. The wholly-owned and partially-owned lease fleet grew to 101,005 units as of March 31, 2019, an increase of approximately 9% in comparison to March 31, 2018. Supplemental information for the Leasing Group is provided in the accompanying tables.

Rail Products Group
During the first quarter of 2019, the Rail Products Group completed numerous line change-overs required to achieve our planned rail manufacturing volume increase for 2019. The Rail Products Group reported revenues of $603.6 million compared with revenues of $588.1 million in the first quarter of 2018. The improvement in revenues primarily resulted from growth in our maintenance services business and favorable railcar product mix changes and pricing compared to the prior year period, partially offset by lower railcar deliveries in the quarter. While quarterly segment operating profit and profit margin improved sequentially as expected, the Rail Products Group reported a decrease in operating profit and operating profit margin year over year to $50.6 million and 8.4%, respectively, in the first quarter of 2019 compared with $51.5 million and 8.8%, respectively, in the first quarter of 2018. The decline in operating profit was primarily due to production inefficiencies related to changes in the mix of railcars manufactured during the period and activities undertaken in anticipation of higher production levels expected in future periods. The Rail Products Group received orders for 3,000 railcars and delivered 4,505 railcars during the first quarter of 2019, compared with orders for 4,705 railcars and deliveries of 5,725 railcars, respectively, in the same quarter last year. The railcar backlog in the Rail Group decreased during the quarter to $3.3 billion as of March 31, 2019, representing 26,320 railcars, compared with a railcar backlog of $3.6 billion as of December 31, 2018, representing 30,875 railcars.

Effective March 31, 2019, the Company has elected to remove from the Rail Products Group's backlog contractually committed orders for approximately 3,050 leased railcars valued at $240 million because of the financial condition of one of the Leasing Group's customers. Negotiation of the consideration to be received in exchange for terminating the underlying leases is ongoing. All of the contracts removed from the Rail Products Group’s backlog for delivery to the lease fleet were planned for delivery beyond 2019; therefore, this change is not expected to have a financial impact in the current year.

All Other Group
In the first quarter of 2019, the All Other Group, which primarily includes the results of our highway products and logistics businesses, reported revenues of $86.4 million compared with revenues of $77.3 million in the first quarter of 2018. Operating profit for the All Other Group was $6.6 million for the first quarter of 2019, compared with operating profit of $5.8 million in the first quarter of 2018. The increase in revenues and operating profit was primarily due to increased demand and higher shipping volumes in our highway products business, as well as an increase in internal and external shipments by our logistics business.

Share Repurchases
During the first quarter of 2019, the Company repurchased approximately 3.5 million shares at a cost of $89.0 million. This total includes approximately 2.6 million shares that were delivered to the Company upon final settlement of the previously announced accelerated share repurchase program, which was funded in November 2018, as well as the repurchase of approximately 0.9 million shares at a cost of $19.0 million under a new $350.0 million share repurchase authorization approved by the Company's Board of Directors on March 7, 2019.

Quarterly Dividend Increase
In addition to the new share repurchase authorization approved by our Board of Directors, the Board also approved a 31% increase to our quarterly dividend from $0.13 per share to $0.17 per share, which will be payable on April 30, 2019 to stockholders of record as of April 15, 2019.

Secured Railcar Financing Transaction
Subsequent to quarter-end, on April 12, 2019, Trinity Industries Leasing Company (“TILC”) and Trinity Rail Leasing 2019 LLC (“TRL-2019”), two wholly-owned subsidiaries of the Company, closed a single-tranche railcar asset-backed securitization in the aggregate amount of $528.3 million, with a coupon of 3.82% and a weighted average life of approximately 6.1 years. The transaction is secured by a portfolio of approximately 8,003 railcars and their associated operating leases. The obligations of the equipment notes are non-recourse to Trinity and TILC. Net proceeds received from the transaction will be used to repay outstanding borrowings under the Leasing Group's secured warehouse credit facility and the Company's revolving credit facility, and for general corporate purposes.

“We are very pleased with the successful completion of the recent asset-backed securitization,” said Melendy E. Lovett, Senior Vice President and Chief Financial Officer of Trinity Industries. “TRL 2019 is the 17th long-term financing transaction Trinity has completed since 2000, cementing Trinity as the preeminent issuer of railcar asset-back securitizations. The notes issued in the securitization are rated single ‘A’ by both Standard & Poors and Kroll Bond Rating Agency and are secured by a diversified portfolio of railcars with a net book value of $660 million. We continue to believe the debt markets appreciate and value Trinity’s ability to operate and service high-performing portfolios of railcar assets through our unique integrated rail platform.”

2019 Guidance
For the full year 2019, the Company continues to anticipate earnings of between $1.15 and $1.35 per common diluted share, an increase of 64% to 93% as compared to 2018. Additionally, the Leasing Group expects a net lease fleet investment of between $1.2 billion and $1.4 billion in 2019. At this time, the Rail Products Group expects full year 2019 deliveries of between approximately 23,500 and 25,500 railcars. Additional guidance information is included in the accompanying tables.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 25, 2019 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Events & Presentations menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-7204 until 11:59 p.m. Eastern on May 2, 2019.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail integrated platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control, as well as logistical and transportation businesses that provide support services to a variety of industrial manufacturers. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor & Media Contact:
Jessica Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.

(Investors) 214/631-4420
(Media Line) 214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019		2018
Revenues	$604.8		$533.2
Operating costs:
Cost of revenues	463.4		399.9
Selling, engineering, and administrative expenses	59.6		73.4
(Gains) Losses on dispositions of property:
Net gains on lease fleet sales	(7.9)		(2.1)
Other	(2.1)		(0.1)
	513.0		471.1
Operating profit	91.8		62.1
Interest expense, net	51.4	42.4	42.4
Other, net	0.3		(1.2)
Income from continuing operations before income taxes	40.1		20.9
Provision for income taxes	8.9		5.7
Net income from continuing operations	31.2		15.2
Income (loss) from discontinued operations, net of tax	(1.1)		26.4
Net income	30.1		41.6
Net income (loss) attributable to noncontrolling interest	(0.5)		1.4
Net income attributable to Trinity Industries, Inc.	$30.6		$40.2

Net income attributable to Trinity Industries, Inc. per common share:

Continuing operations	$0.24		$0.09
Discontinued operations	(0.01)		0.18
Basic	$0.23		$0.27

Continuing operations	$0.24		$0.09
Discontinued operations	(0.01)		0.17
Diluted	$0.23		$0.26
Weighted average number of shares outstanding:
Basic	130.4		147.4
Diluted	132.2		153.7
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method may result in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2019	2018
Railcar Leasing and Management Services Group	$200.4	$174.6
Rail Products Group	603.6	588.1
All Other	86.4	77.3
Segment Totals before Eliminations	890.4	840.0
Eliminations - Lease subsidiary	(270.1)	(296.1)
Eliminations - Other	(15.5)	(10.7)
Consolidated Total	$604.8	$533.2

	Three Months Ended March 31,
Operating profit (loss):	2019	2018
Railcar Leasing and Management Services Group	$85.8	$71.1
Rail Products Group	50.6	51.5
All Other	6.6	5.8
Segment Totals before Eliminations and Corporate Expenses	143.0	128.4
Corporate	(23.6)	(37.7)
Eliminations - Lease subsidiary	(27.2)	(28.7)
Eliminations - Other	(0.4)	0.1
Consolidated Total	$91.8	$62.1

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended March 31,
	2019	2018
	($ in millions)
Revenues:
Leasing and management	$187.1	$174.6
Sales of railcars owned one year or less at the time of sale(1)	13.3	—
Total revenues	$200.4	$174.6
Operating profit:
Leasing and management	$77.1	$69.0
Railcar sales(1):
Railcars owned one year or less at the time of sale	0.8	—
Railcars owned more than one year at the time of sale	7.9	2.1
Total operating profit	$85.8	$71.1
Operating profit margin:
Leasing and management	41.2%	39.5%
Railcar sales	*	*
Total operating profit margin	42.8%	40.7%
Selected expense information(2):
Depreciation	$54.4	$45.1
Maintenance and compliance	$27.8	$26.4
Rent	$5.5	$10.1
Selling, engineering, and administrative expenses	$12.8	$12.2
Interest	$46.0	$31.5

	March 31, 2019	March 31, 2018
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	76,365	67,935
Partially-owned	24,640	24,660
	101,005	92,595
Managed (third-party owned)	21,725	26,430
	122,730	119,025
Portfolio utilization (Company-owned railcars)	98.4%	96.1%

	Three Months Ended March 31,
	2019	2018
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$13.3	$—
Railcars owned more than one year at the time of sale	29.4	15.5
	$42.7	$15.5
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2019	December 31, 2018
Cash and cash equivalents	$73.9	$179.2
Receivables, net of allowance	370.0	276.6
Income tax receivable	16.1	40.4
Inventories	618.4	524.7
Restricted cash	114.2	171.6
Net property, plant, and equipment	6,746.8	6,334.4
Goodwill	208.8	208.8
Other assets	265.7	253.5
	$8,413.9	$7,989.2

Accounts payable	$197.3	$212.1
Accrued liabilities	336.3	368.3
Debt	4,466.4	4,029.2
Deferred income	—	17.7
Deferred income taxes	752.7	743.1
Other liabilities	96.1	56.8
Stockholders' equity:
Trinity Industries, Inc.	2,214.5	2,210.8
Noncontrolling interest	350.6	351.2
	2,565.1	2,562.0
	$8,413.9	$7,989.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2019	December 31, 2018
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$972.7	$963.2
Accumulated depreciation	(602.9)	(592.3)
	369.8	370.9
Leasing:
Wholly-owned subsidiaries:
Machinery and other	13.8	13.5
Equipment on lease	6,401.6	5,934.8
Accumulated depreciation	(1,009.2)	(971.8)
	5,406.2	4,976.5
Partially-owned subsidiaries:
Equipment on lease	2,384.0	2,371.9
Accumulated depreciation	(573.7)	(557.2)
	1,810.3	1,814.7

Deferred profit on railcars sold to the Leasing Group	(1,048.9)	(1,030.0)
Accumulated amortization	209.4	202.3
	(839.5)	(827.7)
	$6,746.8	$6,334.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2019	December 31, 2018
Debt
Corporate - Recourse:
Revolving credit facility	$250.0	$—
Senior notes, net of unamortized discount of $0.3 and $0.3	399.7	399.7
	649.7	399.7
Less: unamortized debt issuance costs	(2.2)	(2.3)
	647.5	397.4
Leasing:
Wholly-owned subsidiaries:
Non-recourse:
Secured railcar equipment notes	1,279.9	1,301.3
TILC warehouse facility	600.5	374.8
Promissory notes	651.9	660.2
	2,532.3	2,336.3
Less: unamortized debt issuance costs	(18.6)	(19.7)
	2,513.7	2,316.6
Partially-owned subsidiaries - non-recourse:
Secured railcar equipment notes	1,317.4	1,327.9
Less: unamortized debt issuance costs	(12.2)	(12.7)
	1,305.2	1,315.2
	$4,466.4	$4,029.2

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	March 31, 2019	December 31, 2018
Leasing Debt Summary
Total Recourse Debt	$—	$—
Total Non-Recourse Debt	3,818.9	3,631.8
	$3,818.9	$3,631.8
Total Leasing Debt
Wholly-owned subsidiaries	$2,513.7	$2,316.6
Partially-owned subsidiaries	1,305.2	1,315.2
	$3,818.9	$3,631.8
Equipment on Lease(1)
Wholly-owned subsidiaries	$5,406.2	$4,976.5
Partially-owned subsidiaries	1,810.3	1,814.7
	$7,216.5	$6,791.2
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	46.5%	46.6%
Partially-owned subsidiaries	72.1%	72.5%
Combined	52.9%	53.5%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net income	$30.1	$41.6
(Income) loss from discontinued operations, net of income taxes	1.1	(26.4)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	67.5	58.2
Provision for deferred income taxes	9.7	4.9
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(7.9)	(2.1)
Other	5.9	14.6
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(69.1)	13.9
(Increase) decrease in inventories	(93.7)	(2.2)
Increase (decrease) in accounts payable and accrued liabilities	(67.6)	(26.2)
Other	(1.9)	(2.5)
Net cash (used in) provided by operating activities - continuing operations	(125.9)	73.8
Net cash provided by operating activities - discontinued operations	—	99.9
Net cash (used in) provided by operating activities	(125.9)	173.7
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	29.4	15.5
Proceeds from disposition of property and other assets	7.3	1.9
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $12.5 and $0	(465.0)	(318.2)
Capital expenditures - manufacturing and other	(11.5)	(8.2)
(Increase) decrease in short-term marketable securities	—	98.7
Other	1.3	0.8
Net cash used in investing activities - continuing operations	(438.5)	(209.5)
Net cash used in investing activities - discontinued operations	—	(32.0)
Net cash used in investing activities	(438.5)	(241.5)
Financing activities:
Payments to retire debt	(214.8)	(26.5)
Proceeds from issuance of debt	649.7	0.9
Shares repurchased	(15.0)	(49.3)
Dividends paid to common shareholders	(17.3)	(19.5)
Purchase of shares to satisfy employee tax on vested stock	(0.5)	(0.1)
Distributions to noncontrolling interest	(0.4)	(5.8)
Other	—	(3.0)
Net cash provided by (used in) financing activities	401.7	(103.3)
Net decrease in cash, cash equivalents, and restricted cash	(162.7)	(171.1)
Cash, cash equivalents, and restricted cash at beginning of period	350.8	973.8
Cash, cash equivalents, and restricted cash at end of period	$188.1	$802.7

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended March 31,
	2019	2018
	(in millions, except per share amounts)
Income from continuing operations	$31.2	$15.2
Less: Net (income) loss attributable to noncontrolling interest	0.5	(1.4)
Unvested restricted share participation - continuing operations	(0.5)	(0.4)
Net income from continuing operations attributable to Trinity Industries, Inc.	31.2	13.4
Net income (loss) from discontinued operations, net of income taxes	(1.1)	26.4
Unvested restricted share participation - discontinued operations	—	(0.3)
Net income (loss) from discontinued operations attributable to Trinity Industries, Inc.	(1.1)	26.1
Net income attributable to Trinity Industries, Inc.	$30.1	$39.5

Basic weighted average shares outstanding	130.4	147.4
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	1.8	0.9
Convertible subordinated notes	—	5.4
Diluted weighted average shares outstanding	132.2	153.7

Basic earnings per common share:
Income from continuing operations	$0.24	$0.09
Income (loss) from discontinued operations	(0.01)	0.18
Basic net income attributable to Trinity Industries, Inc.	$0.23	$0.27
Diluted earnings per common share:
Income from continuing operations	$0.24	$0.09
Income (loss) from discontinued operations	(0.01)	0.17
Diluted net income attributable to Trinity Industries, Inc.	$0.23	$0.26

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2019	2018
Net income	$30.1	$41.6
Add:
Interest expense	52.7	46.3
Provision for income taxes	8.9	5.7
Depreciation and amortization expense	67.5	58.2
Earnings before interest expense, income taxes, and depreciation and amortization expense	$159.2	$151.8

Trinity Industries, Inc.
2019 Full Year Guidance and Outlook
(unaudited)

Total Company:
Total earnings per share(1)	$1.15 - $1.35 per share
Corporate expense	$110 - $120 million
Interest expense, net	$220 - $230 million
Estimated tax rate	26.0%

Railcar Leasing and Management Services Group:
Leasing and Management revenues(2)	$775 - $790 million
Leasing and Management operating profit(3)	$320 - $330 million
Proceeds from sales of leased railcars to RIV partners and secondary market(4)	$350 million

Rail Products Group:
Revenue	$3.1 - $3.3 billion
Operating margin	9.0% - 9.5%
Railcar deliveries	23,500 to 25,500 railcars
Revenue elimination from sales to Leasing Group(5)	$1.5 billion
Operating profit elimination from sales to Leasing Group(5)	$175 million

All Other Group Operating Profit (6)	$18 - $22 million

(1) The range for earnings per share guidance reflects variability in the point estimates provided above for each business segment.
(2) Excludes sales of railcars owned one year or less at time of sale.
(3) Excludes operating profit from railcar sales.
(4) Excludes approximately $160 million of proceeds from transactions currently expected to be accounted for as sales-type leases; however, the operating profit impact of these transactions has been factored into our full year 2019 EPS guidance.
(5) Revenue and operating profit eliminations from sales to the Leasing Group include maintenance services in addition to railcar sales.
(6) Includes Highway Products and Logistics businesses, as well as facilities engineering and non-operating plant expenses.